UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2024

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, $0.10 par value per share	BBY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company 

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Doyle Resignation

On March 5, 2024, in accordance with the director retirement policy within the Corporate Governance Principles of Best Buy Co., Inc. (“Best Buy” or the “registrant” or the “Company”), director J. Patrick Doyle tendered a letter to the registrant’s Board of Directors (the “Board”), stating his intent to resign from, and not stand for re-election to, the Board effective as of the end of his term on June 12, 2024, the date of the Company’s Regular Meeting of Shareholders (the “Meeting”). The Company’s Corporate Governance Principles require a non-executive director to tender a letter of resignation at the expiration of their term five years after having ceased to pursue the primary career they were pursuing at the time they were first appointed to the Board. Consistent with the Company’s Corporate Governance Principles, the Board accepted Mr. Doyle’s tender to resign.

Mr. Doyle joined the Board in October 2014 and has served as Board Chair since June 2020. He previously served on the Audit Committee, the Compensation and Human Resources Committee and the Finance and Investment Policy Committee.

Mr. Doyle informed the Board that his decision was not the result of any disagreement with the Company or the Board on any matter.

Board Leadership Transitions

The Board appointed David W. Kenny to be the Board Chair effective as of Mr. Doyle’s resignation on June 12, 2024. Mr. Kenny joined the Board in September 2013 and is the Compensation and Human Resources Committee Chair and a member of the Nominating, Corporate Governance and Public Policy Committee. He previously served on the Audit Committee and the Finance and Investment Policy Committee. The Board appointed David C. Kimbell, a current member of the Company’s Compensation and Human Resources Committee, to be the Compensation and Human Resources Committee Chair effective as of Mr. Doyle’s resignation and Mr. Kenny’s appointment as Board Chair.

Woods Resignation

On March 5, 2024, Eugene A. Woods notified the Board that he would complete his term and would not stand for re-election at the Meeting. Mr. Woods informed the Board that his decision was due solely to increased time commitments and was not the result of any disagreement with the Company or the Board on any matter.

Mr. Woods joined the Board as a director in December 2018 and serves on the Compensation and Human Resources Committee and the Finance and Investment Policy Committee.

(e) Policy Regarding Shareholder Ratification of Executive Officer Cash Severance Agreements

On March 5, 2024, the Company adopted a Policy Regarding Shareholder Ratification of Executive Officer Cash Severance Agreements (the “Policy”). This Policy provides that the Company will not enter into any new employment agreement or severance agreement with an executive officer that provides for cash severance benefits exceeding 2.99 times the sum of the executive’s base salary plus short-term incentive target without seeking shareholder ratification of such agreement.

The foregoing description of the Policy is qualified in its entirety by reference to the Policy, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are furnished as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Policy Regarding Shareholder Ratification of Executive Officer Cash Severance Agreements.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: March 7, 2024	By:	/s/ Todd G. Hartman
Todd G. Hartman
Executive Vice President, General Counsel, Chief Risk Officer and Secretary

3